Jon Mills
Cummins Inc.
Phone: 317-658-4540
Email: jon.mills@cummins.com

For Immediate Release

February 2, 2021

Cummins VP and Chief Administrative Officer Marya Rose Retiring;
VP and General Counsel Sharon Barner Named Successor

Columbus, Indiana – Cummins Inc. (NYSE: CMI) announced today that Chief Administrative Officer (CAO) Marya Rose will be retiring, effective April 2021, after more than 20 years in leadership positions with the company. Vice President and General Counsel, Sharon Barner, will succeed Rose.
“Marya has had an incredible career, and during her more than two decades at Cummins, we have benefitted greatly from her leadership and unwavering commitment to our values,” said Tom Linebarger, Chairman and CEO, Cummins Inc. “She is a great problem-solver and has an incredible command of a wide range of topics. Just as importantly, Marya always works and conducts herself with decisiveness, honesty and courage. Cummins and our communities are better because of Marya’s passion and purpose.”
“Marya translated her fierce commitment to Cummins’ values into advocacy, emphasizing the societal and business importance of diversity and inclusion and worked tirelessly for these values within the company and in our communities,” Linebarger added. “Her focus was critical as Cummins continued to become a more global and diverse company. She has made an immeasurable difference to Cummins and to our employees, including myself. I wish Marya all the best and know she will continue to make a positive impact in whatever causes she invests her boundless energy.”
Rose joined Cummins in 1997 and quickly made her mark. In 2001, she was named General Counsel. In this role, Rose transformed the legal function from a group focused primarily on North America to a true global team and strategic partner to the business.
Rose was named CAO in 2011. She immediately began to drive effectiveness and efficiencies across several disparate company functions to better support and partner with the business segments. During her tenure, Rose vastly improved the company’s communications platforms and capabilities; transformed Cummins’ physical environment and introduced new ways of working. Rose also helped make Cummins’ Corporate Responsibility work more impactful and she streamlined many corporate business processes.
Prior to joining Cummins, Rose served two Indiana Governors, and practiced law in Indianapolis. She earned a BA in Political Economy from Williams College and a JD from Indiana University – Indianapolis (now the McKinney School of Law). Rose has served in leadership positions on several public company and not-for-profit boards, including Duke Energy, Planned Parenthood of Indiana and Kentucky; Newfields; Hoosier Women Forward and 16 Tech.
Rose resides in Indianapolis with her husband, Tony.
Vice President and General Counsel Sharon Barner will succeed Marya as Chief Administrative Officer. In the CAO role, Barner will lead several of Cummins’ largest global groups, including communications, marketing, government relations, compliance, facilities, security,

Cummins’ global shared services organization and legal. These functions comprise more than 2,000 employees.
“I am thrilled to have Sharon assuming the CAO role,” said Linebarger. “Sharon’s execution orientation and steady hand and sage advice, combined with more than 30 years of legal experience in the private and public sector, make her well positioned for CAO. I know that Sharon will continue to combine her exceptional professional skills with her dynamic leadership to guide the CAO and other corporate functions on our journey to best support our internal and external customers. I am excited to see her lead in this capacity.”
Barner joined Cummins in 2012 as General Counsel and immediately made transformative changes to address external factors like increased globalization, technological disruption, and amplified government oversight on the legal function. Over the past nine years, Barner has built a talented and diverse team across 11 countries that has skillfully executed multiple acquisitions, navigated complex regulatory matters, implemented a consolidated contract life cycle management platform and continued to protect Cummins’ interests.
Barner is also a champion of Cummins’ values, particularly diversity and inclusion, and caring. Barner shares her voice on racial justice and gender equality issues and executes critical actions to drive forward such initiatives. Barner implemented a process to consolidate Cummins’ legal work from more than 200 law firm providers to 24, with diversity of their staff as a key determining factor, diversifying the lawyers that perform Cummins’ work, improving service delivery and yielding year-on-year end legal savings.
Prior to joining Cummins, Barner served as Deputy Under Secretary of Commerce for Intellectual Property and Deputy Director of the United States Patent and Trademark Office (USPTO) where she was responsible for leading agency operations and managing a budget of more than $2 billion and 10,000 employees. Before that, Barner also excelled in private legal practice, led an intellectual department and was a member of the executive committee of a major Chicago law firm.
Barner has served in leadership positions on several public company and not-for-profit boards, including Howmet Aerospace Inc., Brebeuf Jesuit Prep School, Indiana Repertory Theatre, Association of Corporate Counsel, Eskenazi Health Foundation, Foundation for Advancement of Diversity in IP Law (FADIPL) and the Leadership Council on Legal Diversity. Barner and her husband reside in the Indianapolis area.

About Cummins Inc.
Cummins Inc., a global power leader, is a corporation of complementary business segments that design, manufacture, distribute and service a broad portfolio of power solutions. The company’s products range from diesel, natural gas, electric and hybrid powertrains and powertrain-related components including filtration, aftertreatment, turbochargers, fuel systems, controls systems, air handling systems, automated transmissions, electric power generation systems, batteries, electrified power systems, hydrogen generation and fuel cell products. Headquartered in Columbus, Indiana (U.S.), since its founding in 1919, Cummins employs approximately 61,600 people committed to powering a more prosperous world through three global corporate responsibility priorities critical to healthy communities: education, environment and equality of opportunity. Cummins serves its customers online, through a network of company-owned and independent distributor locations, and through thousands of dealer locations worldwide and earned about $2.3 billion on sales of $23.6 billion in 2019. See how Cummins is powering a world that’s always on by accessing news releases and more information at https://www.cummins.com/always-on.